Consent of
                 Prescott, Chatellier, Fontaine & Wilkinson LLP
                             Independent Auditors


We consent to the reference of our firm under the caption "Experts" in the Prospectus of HispanAmerica Corp. that is made a part of this Registration Statement filed on Form SB-2, dated July 3, 2003 and to inclusion therein of our report dated July 2, 2003, with respect to the financial statements of HispanAmerica Corp., as of March 31, 2003 and for the six month period then ended.

Very truly yours

/s/

Prescott, Chatellier, Fontaine & Wilkinson, LLP
Providence, Rhode Island
July 3, 2003